September 30, 2018

USAA Mutual Funds Trust
USAA ETF Trust

not in their individual capacity but on behalf of and
for the benefit of the series of funds comprising
the Borrower as set forth on **Schedule A** hereto
9800 Fredericksburg Road
San Antonio, Texas 78288

Attention: Daniel S. McNamara, President

Ladies and Gentlemen:

This Facility Agreement Letter (this **"Agreement"**) sets forth the terms and conditions for loans (each a **"Loan"** and collectively the **"Loans"**) which USAA Capital Corporation (**"CapCo"**), agrees to make during the period commencing September 30, 2018 and ending September 29, 2019 (the **"Facility Period"**) to USAA Mutual Funds Trust and USAA ETF Trust, and each investment company which may become a party hereto pursuant to the terms of this Agreement (each a **"Borrower"** and collectively the **"Borrowers"**), each of which is executing this Agreement not in its individual capacity, but on behalf of and for the benefit of the series of funds comprising each such Borrower as set forth on **Schedule A** (as hereafter modified or amended in accordance with the terms hereof) (each a **"Fund"** and collectively the **"Funds"**), under a master revolving 364-day credit facility (the **"Facility"**). This Agreement replaces in its entirety that certain Facility Agreement Letter dated September 30, 2017, as heretofore amended or modified, between the Borrower and CapCo. CapCo and the Borrowers hereby agree as follows:

1. Amount. The aggregate principal amount of the Loans to be advanced under this Facility shall not exceed, at any one time outstanding, U.S. $500,000,000 (the **"Commitment"**). The aggregate principal amount of the Loans which may be borrowed by a Borrower for the benefit of a particular Fund under the Facility shall not exceed the percentage (the **"Borrowing Limit"**) of the total assets of such Fund as set forth on **Schedule A**.

2. Purpose and Limitations on Borrowings. The Borrowers will use the proceeds of each Loan made to it solely for temporary or emergency purposes of the Fund for whose benefit it is borrowing in accordance with such Fund's Borrowing Limit and prospectus in effect at the time of such Loan. Portfolio securities may not be purchased by a Fund while there is a Loan outstanding under the Facility for the benefit of such Fund, if the aggregate amount of such Loan exceeds 5% of the total assets of such Fund. The Borrowers will not, and will not permit any Fund to, directly or indirectly, use any proceeds of any Loan for any purpose that would violate any provision of any applicable statute, regulation, order, or restriction.

3. Borrowing Rate and Maturity of Loans. CapCo shall make Loans to a Borrower and the principal amount of each Loan outstanding from time to time shall bear interest from the date each such Loan is made to, but excluding, the date of payment in full thereof at a rate per annum equal to the overnight London Interbank Offered Rate plus one percent (100 basis points). Interest on the Loans shall be calculated

on the basis of a year of 360 days and the actual days elapsed but shall not exceed the highest lawful rate. Each loan will be for an established number of days agreed upon by the applicable Borrower and CapCo on or before the date of such Loan. Any past due principal and/or accrued interest shall bear interest at a rate per annum equal to the aggregate of the "**Federal Funds Rate**" plus 1.50 percent (150 basis points), but not to exceed the highest lawful rate, from the date of any such payment was due, but excluding, the date of payment in full thereof, and shall be payable on demand.

4. Advances, Payments, Prepayments and Readvances. Upon a Borrower's request, and *subject to* the terms and conditions contained herein, CapCo shall make Loans to the Borrower on behalf of and for the benefit of its respective Fund(s) during the Facility Period, and the Borrower may borrow, repay and reborrow Loans hereunder. The Loans shall be evidenced by a duly executed and delivered Master Grid Promissory Note in the form of **Exhibit A** (the "**Note**"). Each Loan shall be in an aggregate amount not less than U.S. $100,000 and increments of U.S. $10,000 in excess thereof. Payment of principal and interest due with respect to each Loan shall be payable at the maturity of such Loan and shall be made in funds immediately available to CapCo prior to 12:00 p.m. San Antonio, Texas time on the day such payment is due, or as CapCo shall otherwise direct from time to time and, *subject to* the terms and conditions hereof, may be repaid with the proceeds of a new borrowing hereunder. Notwithstanding any provision of this Agreement to the contrary, all Loans, accrued but unpaid interest and other amounts payable hereunder shall be due and payable upon termination of the Facility (whether by acceleration or otherwise).

5. Facility Fee. Beginning with the date of this Agreement and until such time as all Loans have been irrevocably repaid to CapCo in full, and CapCo is no longer obligated to make Loans, each Fund (to be allocated among the Funds as the Borrowers deem appropriate) severally shall pay to CapCo its allocated share of a facility fee (the "**Facility Fee**") in an aggregate amount equal to 0.14 of one percent (14 basis points) of the amount of the Commitment (whether used or unused), as it may be reduced pursuant to **Section** 7. If the amount of the Commitment is increased above $500,000,000 pursuant to **Section 6**, the Facility Fee on the amount of the additional Commitment (whether used or unused) shall be increased to .15 of one percent (15 basis points) of the amount of the Commitment. The Facility Fee shall be payable quarterly in arrears beginning December 31, 2018, and upon termination of the Facility (whether by acceleration or otherwise).

6. Optional Increase of Commitment. At any time if no Events of Default shall have occurred and be continuing at such time, the Borrowers may request an increase in the aggregate amount of the Commitment by providing at least 10 business days prior written notice to CapCo. Such request shall be subject to the approval of CapCo. CapCo shall notify Borrowers of its approval or denial of such request within five business days of receipt. Any such increase of the Commitment shall be in the amount of U.S. $5,000,000 or any larger integral multiple of U.S. $1,000,000. The aggregate Commitment to the Borrowers shall never exceed U.S. $750,000,000.

7. Optional Termination or Reduction of Commitment. The Borrowers, on behalf of the applicable Funds, shall have the right upon at least three business days prior written notice to CapCo, to terminate or reduce the unused portion of the Commitment. Any such reduction of the Commitment shall be in the amount of U.S. $5,000,000 or any larger integral multiple of U.S. $1,000,000 *(except* that any reduction may be in the aggregate amount of the unused Commitment). Accrued fees with respect to the terminated Commitment shall be payable to CapCo on the effective date of such termination.

8. Mandatory Termination Commitment. The Commitment shall automatically terminate on the last day of the Facility Period and any Loans then outstanding (*together with* accrued interest thereon and any other amounts owing hereunder) shall be due and payable on such date.

9. Committed Facility. CapCo acknowledges that the Facility is a committed facility and that CapCo shall be obligated to make any Loan requested during the Facility Period under this Agreement, subject to the terms and conditions hereof; *provided, however*, that CapCo shall not be obligated to make any Loan if this Facility has been terminated by the Borrowers, or to a Borrower on behalf of a proposed borrowing Fund, if at the time of a request for a Loan by a Borrower (on behalf of such applicable borrowing Fund) there exists any Event of Default or condition which, with the passage of time or giving of notice, or both, would constitute or become an Event of Default with respect to such Fund.

10. Senior Loan Requests. Each request for a Loan (each a **"Borrowing Notice"**) shall be in writing by the applicable Borrower, *except* that the Borrower may make an oral request (each an **"Oral Request"**) to the Vice President, Treasurer of USAA as listed on Exhibit D *provided that* each Oral Request shall be followed by a written Borrowing Notice within one business day. Each Borrowing Notice shall specify the following terms (**"Terms"**) of the requested Loan: (i) the date on which such Loan is to be disbursed, (ii) the principal amount of such Loan, (iii) the Borrower which is borrowing such Loan, (iv) the Fund(s) for whose benefit the Loan is being borrowed and the amount of the Loan which is for the benefit of each such Fund, and (v) the requested maturity date of the Loan. Each Borrowing Notice shall also set forth the total assets of each Fund for whose benefit a portion of the Loan is being borrowed as of the close of business on the day immediately preceding the date of such Borrowing Notice. Borrowing notices shall be delivered to CapCo by 9:00 a.m. San Antonio, Texas time on the day the Loan is requested to be made.

The Borrowing Notice shall be accompanied by the Statements of Assets and Liabilities, Statement of Operations, and Statements of Changes in Net Assets for each applicable Fund as of the end of the most recent reporting period, as set forth in each applicable Fund's most recent Annual or Semiannual Report to shareholders, *together with* a calculation of the maximum amount which each applicable Fund could borrow under its Borrowing Limit at the end of such reporting period.

Each Borrowing Notice shall constitute a representation to CapCo by the Borrower on behalf of the proposed borrowing Fund(s) of the Borrower that all of the representations and warranties made by the Borrower on behalf of the applicable borrowing Fund(s) of the Borrower in **Section 13** are true and correct as of such date and that no Event of Default or other condition which with the passage of time or giving of notice, or both, would result in an Event of Default, has occurred or is occurring with respect to such borrowing Fund(s).

11. Confirmations; Crediting of Funds; Reliance by CapCo. Upon receipt by CapCo of a Borrowing Notice:

(a) CapCo shall send the Borrower written confirmation of the Terms of such Loan via email, as soon as reasonably practicable; *provided, however*, that the failure to do so shall not affect the obligation of the Borrower;

(b) CapCo shall make such Loan in accordance with the Terms by transfer of the Loan amount in immediately available funds, to the account of the Borrower as specified in **Exhibit B** or as the Borrower shall otherwise specify to CapCo in a writing signed by an Authorized Individual (as defined in **Section 12**) of the Borrower and sent to CapCo via email; and

(c) CapCo shall make appropriate entries on the Note or the records of CapCo to reflect the Terms of the Loan; *provided, however*, that the failure to do so shall not affect the obligation of any borrowing Fund.

CapCo shall be entitled to rely upon and act hereunder pursuant to any Oral Request, which it reasonably believes to have been made by a Borrower through an Authorized Individual. If the Borrower believes that the confirmation relating to any Loan contains any error or discrepancy from the applicable Oral Request, the Borrower will promptly notify CapCo thereof.

12. Borrowing Resolutions and Officers' Certificates. Prior to the making of any Loan pursuant to this Agreement, each Borrower shall have delivered to CapCo (a) the duly executed Note, (b) resolution of each Borrower's Board of Trustees authorizing the Borrower to execute, deliver and perform this Agreement and the Note on behalf of the applicable Funds, (c) an Officer's Certificate in substantially the form set forth in **Exhibit D**, authorizing certain individuals (**"Authorized Individuals"**), to take on behalf of each Borrower (on behalf of the applicable Funds) actions contemplated by this Agreement and the Note, and (d) the opinion of counsel to USAA Asset Management Company, manager and adviser to the Borrowers, with respect to such matters as CapCo may reasonably request.

13. Representations and Warranties. In order to induce CapCo to enter into this Agreement and to make the Loans provided for hereunder, each Borrower hereby, severally, makes on behalf of each of its respective series of Funds comprising the Borrower the following representations and warranties, which shall survive the execution and delivery hereof and of the Note:

(a) Organization, Standing, etc. The Borrower is a trust duly organized, validly existing, and in good standing under applicable state laws and has all requisite trust power and authority to carry on its respective businesses as now conducted and proposed to be conducted, to enter into this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby, to issue and borrow under the Note and to carry out the terms hereof and thereof;

(b) Financial Information; Disclosure, etc. The Borrower has furnished CapCo with the most recent financial statements of the Borrower with respect to itself and the applicable Fund(s), all of which such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position and results of operations of the Borrower and the applicable Funds on the dates and for the periods indicated. Neither this Agreement nor any financial statements, reports or other documents or certificates furnished to CapCo by the Borrower on behalf of the applicable Fund(s) in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein in light of the circumstances when made not misleading;

(c) Authorization; Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Note, and borrowings hereunder, have been duly authorized by all necessary trust action of the Borrower and will not result in any violation of or be in conflict with or constitute a default under any term of the charter, by-laws or trust agreement, as applicable, of the Borrower or of any borrowing restrictions or prospectus or statement of additional information of the Borrower or the applicable Fund(s), or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower on behalf of the applicable Fund(s), or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the applicable

Fund(s) pursuant to any such term. The Borrower is not in violation of any term of its respective charter, by-laws or trust agreement, as applicable, and the Borrower and the applicable Fund(s) are not in violation of any material term of any agreement or instrument to which they are a party, or to the best of the Borrower's knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to them;

(d) SEC Compliance. The Borrower and the applicable Fund(s) are in compliance in all material respects with all federal and state securities or similar laws and regulations, including all material rules, regulations and administrative orders of the Securities and Exchange Commission (the **"SEC"**) and applicable Blue Sky authorities. The Borrower and the applicable Fund(s) are in compliance in all material respects with all of the provisions of the Investment Company Act of 1940, and the Borrower has filed all reports with the SEC that are required of it or the applicable Fund(s);

(e) Litigation. There is no action, suit or proceeding pending or, to the best of the Borrower's knowledge, threatened against the Borrower or the applicable Fund(s) in any court or before any arbitrator or governmental body which seeks to restrain any of the transactions contemplated by this Agreement or which could reasonably be expected to have a material adverse effect on the assets or business operations of the Borrower or the applicable Fund(s) or the ability of such applicable Fund(s) to pay and perform their respective obligations hereunder and under the Notes; and

(f) Funds' Obligation for Repayment. The assets of each Fund for whose benefit Loans are borrowed by the Borrower are *subject to* and liable for such Loans. CapCo may only seek repayment from the assets of the Fund of the Borrower that obtained a Loan, and may not seek repayment of that Loan from the assets of any other Fund of the Borrower or of any other Borrower.

14. Affirmative Covenants of the Borrower. Until such time as all amounts of principal, interest and other sums due to CapCo by a Borrower pursuant to any Loan made to such Borrower for the benefit of the applicable Fund(s) is irrevocably paid in full, and until CapCo is no longer obligated to make Loans to such Borrower for the benefit of the applicable Fund(s), the Borrower (on behalf of its respective Fund(s)) severally agrees:

(a) To deliver electronically to CapCo prompt notice of the occurrence of any event or condition which constitutes, or is likely to result in, a change in the Borrower or any applicable Fund which could reasonably be expected to materially adversely affect the ability of any applicable Fund to promptly repay outstanding Loans made for its benefit or the ability of the Borrower or the applicable Fund(s) to perform their respective obligations under this Agreement or the Note;

(b) To do, or cause to be done, all things necessary to preserve and keep in full force and effect the trust existence of the Borrower and all permits, rights and privileges necessary for the conduct of its businesses and to comply in all material respects with all applicable laws, regulations and orders, including without limitation, all rules and regulations promulgated by the SEC;

(c) To promptly notify CapCo of any litigation, threatened legal proceeding or investigation by a governmental authority which could reasonably be expected to materially affect the ability of any applicable Fund to promptly repay the outstanding Loans made for its benefit hereunder or the ability of the Borrower or the applicable Fund(s) to otherwise perform their respective obligations hereunder;

(d) If an Event of Default (as described in Section 16) has occurred and is continuing with respect to a Fund and a Loan is outstanding, to deliver to CapCo, within two business days after each Friday during the continuance of such Event of Default, a statement setting forth the total assets of such Fund as of the close of business on each such Friday;

(e) During such time that a Loan for the benefit of a particular Fund is outstanding, to deliver to CapCo, within two business days after the end of each month, a calculation of the maximum amount which each applicable Fund could borrow under its Borrowing Limit at the end of such month; and

(f) Upon the request of CapCo, which may be made by CapCo from time to time in the event CapCo in good faith believes that there has been a material adverse change in the capital markets generally, to deliver to CapCo, within two business days after any such request, a statement setting forth the total assets of each Fund for whose benefit a Loan is outstanding on the date of such request.

15. Negative Covenants of the Borrowers. Until such time as all amounts of principal, interest and other sums due to CapCo by a Borrower pursuant to any Loan made to such Borrower for the benefit of the applicable Fund(s) is irrevocably paid in full, and until CapCo is no longer obligated to make Loans to such Borrower for the benefit of the applicable Fund, the Borrower (on behalf of its respective Fund(s)) severally agrees:

(a) Unless CapCo has breached its obligations to lend hereunder or becomes insolvent or the subject of a receivership proceeding, not to incur any indebtedness for borrowed money (other than overdrafts incurred at the custodian of the Funds from time to time in the ordinary course of business) *except* the Loans, without the prior written consent of CapCo, which consent will not be unreasonably withheld; and

(b) Not to dissolve or terminate its existence, or merge or consolidate with any other person or entity, or sell all or substantially all of its assets in a single transaction or series of related transactions (*other than* assets consisting of margin stock), each without the prior written consent of CapCo, which consent will not be unreasonably withheld; *provided that* a Borrower or Fund may without such consent merge, consolidate with, or purchase substantially all of the assets of, or sell substantially all of its assets to, an affiliated investment company or series thereof, as provided for in Rule 17a-8 under the Investment Company Act of 1940.

16. Events of Default. If any of the following events (each an **"Event of Default"**) shall occur (it being understood that an Event of Default with respect to one Fund shall not constitute an Event of Default with respect to any other Fund):

(a) A Fund shall default in the payment of principal or interest on any Loan or any other fee due hereunder for a period of five days after the same becomes due and payable, whether at maturity or, with respect to any Facility Fee, at a date fixed for the payment thereof;

(b) A Fund shall default in the performance of or compliance with any term contained in **Section 14** and such default shall not have been remedied within 30 days after written notice thereof shall have been given to the applicable Borrower on behalf of such Fund by CapCo;

(c) A Fund shall default in the performance of or compliance with any term contained in **Section 15;**

(d) A Fund shall default in the performance of or compliance with any other term contained herein and such default shall not have been remedied within 30 days after written notice thereof shall have been given to the applicable Borrower on behalf of such Fund by CapCo;

(e) Any representation or warranty made by or on behalf of a Fund herein or pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

(f) USAA Asset Management Company or any successor manager or investment advisor (*provided that* such successor manager or investment advisor is a wholly-owned subsidiary of United Services Automobile Association and/or CapCo) shall cease to be the manager and investment advisor of a Fund; *provided that* USAA Asset Management Company (or its successor) shall be permitted to hire one or more subadvisors for any Fund; then, in any event, and at any time thereafter, if any Event of Default shall be continuing, CapCo may by written notice to a Borrower (i) terminate its commitment to make any Loan hereunder to the Borrower with respect to such Fund, whereupon said commitment shall forthwith terminate without any other notice of any kind and (ii) declare the principal and interest in respect of any outstanding Loans with respect to such Fund, and all other amounts due hereunder with respect to such Fund, to be immediately due and payable whereupon the principal and interest in respect thereof and all other amounts due hereunder shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of the applicable Funds.

17. New Borrowers; New Funds. So long as no Event of Default or condition which, with the passage of time or the giving of notice, or both, would constitute or become an Event of Default has occurred and is continuing, and with the prior consent of CapCo, which consent will not be unreasonably withheld:

(a) Any investment company that becomes part of the same *"group of investment companies"* (as that term is defined in Rule 11a-3 under the Investment Company Act of 1940) as the original Borrower to this Agreement, may, by submitting an amended **Schedule A** and **Exhibit B** to this Agreement to CapCo (which amended **Schedule A** and **Exhibit B** shall replace **Schedule A** and **Exhibit B** which are then a part of this Agreement) and such other documents as CapCo may reasonably request, become a party to this Agreement and may become a **"Borrower"** hereunder; and

(b) A Borrower may, by submitting an amended **Schedule A** and **Exhibit B** to this Agreement to CapCo (which amended **Schedule A** and **Exhibit B** shall replace **Schedule A** and **Exhibit B** which are then a part of this Agreement), add additional Funds for whose benefit the Borrower may borrow Loans. No such amendment of **Schedule A** to this Agreement shall amend the Borrowing Limit applicable to any Fund without the prior consent of CapCo.

18. Limited Recourse. CapCo agrees (a) that any claim, liability, or obligation arising hereunder or under the Note whether on account of the principal of any Loan, interest thereon, or any other amount due hereunder or thereunder shall be satisfied only from the assets of the specific Fund for whose benefit a Loan is borrowed and in any event in an amount not to exceed the outstanding principal amount of any Loan borrowed for such Fund's benefit, *together with* accrued and unpaid interest due and owing thereon, and such Fund's share of any other amount due hereunder and under the Note (as determined in accordance with the provisions hereof) and (b) that no assets of any Fund shall be used to satisfy any claim, liability, or obligation arising hereunder or under the Note with respect to the outstanding principal amount of any Loan borrowed for the benefit of any other Fund or any accrued and unpaid interest due and owing

thereon or such other Fund's share of any other amount due hereunder and under the Note (as determined in accordance with the provisions hereof).

19. Remedies on Default. In case any one or more Events of Default shall occur and be continuing, CapCo may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceedings, against the applicable Borrower on behalf of the applicable defaulting Fund(s), as the case may be. In the case of a default in the payment of any principal or interest on any Loan or in the payment of any fee due hereunder, the relevant Fund(s) (to be allocated among such Funds as the applicable Borrower deems appropriate) severally shall pay to CapCo such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, reasonable attorney's fees and expenses from the relevant Fund.

20. No Waiver of Remedies. No course of dealing or failure or delay on the part of CapCo in exercising any right or remedy hereunder or under the Note shall constitute a waiver of any right or remedy hereunder or under the Note, nor shall any partial exercise of any right or remedy hereunder or under the Note preclude any further exercise thereof or the exercise of any other right or remedy hereunder or under the Note. Such rights and remedies expressly provided are cumulative and not exclusive of any rights or remedies which CapCo would otherwise have.

21. Expenses. Each of the Funds severally shall pay on demand all reasonable out-of-pocket costs and expenses (including reasonable attorney's fees and expenses) incurred by CapCo in connection with the collection and any other enforcement proceedings of or regarding this Agreement, any Loan or the Note against such Fund.

22. Benefit of Agreement. This Agreement and the Note shall be binding upon and inure for the benefit of and be enforceable by the respective successors and assigns of the parties hereto; *provided that* no party to this Agreement or the Note may assign any of its rights hereunder or thereunder without the prior written consent of the other parties.

23. Notices and Other Communications and Electronic Mail Copies

(a) General. Unless otherwise expressly provided herein, all notices, requests and other communications provided for hereunder shall be in writing. All such written notices shall be delivered to the applicable electronic mail address and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, to the electronic mail address or telephone number specified for such Person on **Exhibit B** or to such other electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to CapCo, to the electronic mail address or telephone number specified on **Exhibit C** or to such other electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

All such notices and other communications shall be deemed to be given or made upon the *earlier* to occur of (i) actual receipt by the relevant party hereto and (ii) if delivered by electronic mail, when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Electronic Mail Documents and Signatures. This Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby may be transmitted and signed by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers and CapCo. CapCo may also require that any such documents and signatures be confirmed by a manually-signed original thereof; *provided however*, that the failure to request or deliver the same shall not limit the effectiveness of any electronic mail document or signature.

24. Modifications. No provision of this Agreement or the Note may be waived, modified or discharged *except* by mutual written agreement of all parties. THIS WRITTEN LOAN AGREEMENT AND THE NOTE REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

25. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas without regard to the choice of law provisions thereof. Chapter 346 of the Texas Finance Code shall not apply to this Agreement or the Loans made hereunder.

26. Trust Disclaimer. Neither the shareholders, trustees, officers, employees and other agents of the Borrowers or Funds shall be personally bound by or liable for any indebtedness, liability or obligation hereunder or under the Note nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

27. Publicity. Neither CapCo nor the Borrowers will use any name, trademark, or trade name of the other without that other party's prior written consent.

If this letter correctly reflects your agreement with us, please execute both copies hereof and return one to us, whereupon this Agreement shall be binding upon each Borrower (not in its individual capacity, but on behalf of its respective Funds listed on **Schedule A** hereto) and CapCo.

Sincerely,

USAA CAPITAL CORPORATION

By: ______________________________
Brett Seybold
Senior Vice President, Corporate Treasurer

Signature to the Facility Agreement Letter dated September 30, 2018, between USAA Mutual Funds Trust (not in its individual capacity, but on behalf of and for the benefit of the series of funds set forth on **Schedule A** hereto), USAA ETF Trust (not in its individual capacity, but on behalf of and for the benefit of the series of funds set forth on **Schedule A** hereto), and CapCo.

AGREED AND ACCEPTED

USAA MUTUAL FUNDS TRUST
on behalf of and for the benefit
of its series of Funds as set forth
on **Schedule A** to this Agreement

By: ______________________________
Daniel S. McNamara, President

USAA ETF TRUST
on behalf of and for the benefit
of its series of Funds as set forth
on **Schedule A** to this Agreement

By: ______________________________
Daniel S. McNamara, President

SCHEDULE A TO FACILITY AGREEMENT LETTER

FUNDS FOR WHOSE BENEFIT LOANS CAN BE BORROWED UNDER FACILITY AGREEMENT LETTER AND BORROWING LIMIT

Borrower	Funds	Maximum Percent of the Total Assets Which Can Be Borrowed Under Facility Agreement with CapCo
USAA Mutual Funds Trust	USAA Aggressive Growth	5% of Total Assets
	USAA Growth & Income	"
	USAA Income Stock	"
	USAA Short-Term Bond	"
	USAA Money Market	"
	USAA Growth	"
	USAA Income	"
	USAA S&P 500 Index	"
	USAA Science & Technology	"
	USAA High Income	"
	USAA Intermediate-Term Bond	"
	USAA Small Cap Stock	"
	USAA Extended Market Index	"
	USAA Nasdaq-100 Index	"
	USAA Capital Growth	"
	USAA Value	"
	USAA Cornerstone Moderately Aggressive	"
	USAA Precious Metals and Minerals	"
	USAA International	"
	USAA World Growth	"
	USAA Government Securities	"
	USAA Treasury Money Market Trust	"
	USAA Emerging Markets	"
	USAA Growth and Tax Strategy	"
	USAA Cornerstone Moderate	"
	USAA Cornerstone Conservative	"
	USAA Cornerstone Moderately Conservative	"
	USAA Cornerstone Aggressive	"
	USAA Cornerstone Equity	"
	USAA Target Retirement 2020 Fund	"
	USAA Target Retirement 2030 Fund	"
	USAA Target Retirement 2040 Fund	"
	USAA Target Retirement 2050 Fund	"
	USAA Target Retirement 2060 Fund	"
	USAA Target Retirement Income Fund	"
	USAA Global Managed Volatility Fund	"
	USAA Managed Allocation Fund	"
	USAA Ultra Short-Term Bond Fund	"

	USAA Tax Exempt Long-Term	"
	USAA Tax Exempt Intermediate-Term	"
	USAA Tax Exempt Short-Term	"
	USAA Tax Exempt Money Market	"
	USAA California Bond	"
	USAA New York Bond	"
	USAA Virginia Bond	"
	USAA Target Managed Allocation	"
	USAA Global Equity Income	"
USAA ETF Trust	USAA MSCI USA Value Momentum Blend Index ETF	"
	USAA MSCI USA Small Cap Value Momentum Blend Index ETF	"
	USAA MSCI International Value Momentum Blend Index ETF	"
	USAA MSCI Emerging Markets Value Momentum Blend Index ETF	"
	USAA Core Short-Term Bond ETF	"
	USAA Core Intermediate-Term Bond ETF	"

Schedule A

EXHIBIT A TO FACILITY AGREEMENT LETTER

MASTER GRID PROMISSORY NOTE

U.S. $ 500,000,000 Dated: September 30, 2018

FOR VALUE RECEIVED, the undersigned (each a **"Borrower"** and collectively the **"Borrowers"**), not in their individual capacities, but on behalf of and for the benefit of the series of funds comprising each such Borrower as listed on **Schedule A** to the Agreement as defined below (each a **"Fund"** and collectively the **"Funds"**) promise to pay to the order of USAA Capital Corporation (**"CapCo"**) at CapCo's office located at 9800 Fredericksburg Road, San Antonio, Texas 78288, in lawful money of the United States of America, in immediately available funds, the principal amount of all Loans made by CapCo to the applicable Borrower for the benefit of the applicable Funds under the Facility Agreement Letter dated September 30, 2018 (as amended or modified, the **"Agreement"**), among the Borrowers and CapCo, together with interest thereon at the rate or rates set forth in the Agreement. All payments of interest and principal outstanding shall be made in accordance with the terms of the Agreement.

This Note evidences Loans made pursuant to, and is entitled to the benefits of, the Agreement. Terms not defined in this Note shall be as set forth in the Agreement.

CapCo is authorized to endorse the particulars of each Loan evidenced hereby on the attached Schedule and to attach additional Schedules as necessary, provided that the failure of CapCo to do so or to do so accurately shall not affect the obligations of a Borrower (or the Fund for whose benefit it is borrowing) hereunder.

Each Borrower waives all claims to presentment, demand, protest, and notice of dishonor. Each Borrower agrees to pay all reasonable costs of collection, including reasonable attorney's fees in connection with the enforcement of this Note with respect to such Borrower.

CapCo hereby agrees (i) that any claim, liability, or obligation arising hereunder or under the Agreement whether on account of the principal of any Loan, interest thereon, or any other amount due hereunder or thereunder shall be satisfied only from the assets of the specific Fund for whose benefit a Loan is borrowed and in any event in an amount not to exceed the outstanding principal amount of any Loan borrowed for such Fund's benefit, *together with* accrued and unpaid interest due and owing thereon, and such Fund's share of any other amount due hereunder and under the Agreement (as determined in accordance with the provisions of the Agreement) and (ii) that no assets of any Fund shall be used to satisfy any claim, liability, or obligation arising hereunder or under the Agreement with respect to the outstanding principal amount of any Loan borrowed for the benefit of any other Fund or any accrued and unpaid interest due and owing thereon or such other Fund's share of any other amount due hereunder and under the Agreement (as determined in accordance with the provisions of the Agreement).

Neither the shareholders, trustees, officers, employees and other agents of the Borrowers or Funds shall be personally bound by or liable for any indebtedness, liability or obligation hereunder or under the Note nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

This Note shall be governed by the laws of the state of Texas.

Exhibit A

Signature to the Master Grid Promissory Note dated September 30, 2018, by USAA Mutual Funds Trust (not in its individual capacity, but on behalf of and for the benefit of the series of funds set forth on **Schedule A** to the Agreement) and USAA ETF Trust (not in its individual capacity, but on behalf of and for the benefit of the series of funds set forth on **Schedule A** to the Agreement), payable to CapCo.

USAA MUTUAL FUNDS TRUST
on behalf of and for the benefit
of its series of Funds as set forth
on **Schedule A** to the Agreement

By: ______________________________
Daniel S. McNamara, President

USAA ETF TRUST
on behalf of and for the benefit
of its series of Funds as set forth
on **Schedule A** to the Agreement

By: ______________________________
Daniel S. McNamara, President

Exhibit A

SCHEDULE TO NOTE

LOANS AND PAYMENT OF PRINCIPAL

This schedule (grid) is attached to and made a part of the Promissory Note dated September 30, 2018, executed by USAA MUTUAL FUNDS TRUST (not in its individual capacity, but on behalf of and for the benefit of the series of funds set forth on **Schedule A** to the Agreement) and USAA ETF TRUST (not in its individual capacity, but on behalf of and for the benefit of the series of funds set forth on **Schedule A** to the Agreement) payable to the order of USAA CAPITAL CORPORATION.

Date of Loan	Borrower and Fund	Amount of Loan	Type of Rate and Interest Rate on Date of Borrowing	Amount of Principal Repaid	Date of Repayment	Other Expenses	Notation made by

EXHIBIT B TO FACILITY AGREEMENT LETTER

BORROWER INFORMATION SHEET

ADDRESS FOR NOTICES AND OTHER COMMUNICATIONS TO USAA MUTUAL FUNDS TRUST AND USAA ETF TRUST:

9800 Fredericksburg Road
San Antonio, Texas 78288

Attention:	John C. Spear Senior Vice President, Investment Portfolio Management USAA Asset Management Company
Telephone:	(210) 498-8661
Cell phone:	(210) 913-8661
Fax:	(210) 498-6707
E-mail:	John.Spear@USAA.com
Attention:	John P. Toohey Vice President, Equity Investments USAA Asset Management Company
Telephone:	(210) 498-0494
Fax:	(210) 498-4831
E-mail:	john.toohey@usaa.com
Attention:	James K. De Vries Executive Director Mutual Fund Financial Administration USAA Asset Management Company
Telephone:	(210) 498-2688
Cell phone:	(210) 263-2863
Fax:	(210) 498-7819
E-mail:	James.Devries@usaa.com

ADDRESS FOR BORROWING AND PAYMENTS:

9800 Fredericksburg Road
San Antonio, Texas 78288 (for Federal Express, 78240)

Attention:	James K. De Vries Executive Director Mutual Fund Financial Administration USAA Asset Management Company
Telephone:	(210) 498-2688
Cell phone:	(210) 263-2863
Fax:	(210) 498-7819
E-mail:	James.Devries@usaa.com

INSTRUCTIONS FOR PAYMENTS TO BORROWERS:

WE PAY VIA: __X__ FED FUNDS _____ CHIPS

TO: (PLEASE PLACE BANK NAME, CORRESPONDENT NAME (IF APPLICABLE), CHIPS AND/OR FED FUNDS ACCOUNT NUMBER BELOW)

USAA MUTUAL FUNDS TRUST

State Street Bank and Trust Company, Boston, Massachusetts

ABA #011000028

USAA Aggressive Growth Fund	Acct.# 6938-502-9
USAA Growth & Income Fund	Acct.# 0022-334-7
USAA Income Stock Fund	Acct.# 0018-780-7
USAA Short-Term Bond Fund	Acct.# 6938-517-7
USAA Money Market Fund	Acct.# 6938-498-0
USAA Growth Fund	Acct.# 6938-827-0
USAA Income Fund	Acct.# 6938-494-9
USAA Science & Technology Fund	Acct.# 6938-515-1
USAA High-Income Fund	Acct.# 6938-576-3
USAA Intermediate-Term Bond Fund	Acct.# 6938-577-1
USAA Small Cap Stock Fund	Acct.# 0005-523-5
USAA Nasdaq-100 Index Fund	Acct.# 6938-794-2
USAA Capital Growth Fund	Acct.# 6938-796-7
USAA Value Fund	Acct.# 6938-799-1
USAA Cornerstone Moderately Aggressive Fund	Acct.# 6938-814-8
USAA Precious Metals and Minerals Fund	Acct.# 6938-488-1
USAA International Fund	Acct.# 6938-497-2
USAA World Growth Fund	Acct.# 6938-504-5
USAA Government Securities Fund	Acct.# 6938-486-5
USAA Treasury Money Market Trust	Acct.# 6938-493-1

USAA Emerging Markets Fund	Acct.# 6938-501-1
USAA Growth and Tax Strategy Fund	Acct.# 6938-820-5
USAA Cornerstone Moderate Fund	Acct.# 6938-825-4
USAA Cornerstone Conservative Fund	Acct.# 1018-671-6
USAA Cornerstone Moderately Conservative Fund	Acct.# 1018-677-3
USAA Cornerstone Aggressive Fund	Acct.# 1018-666-6
USAA Cornerstone Equity Fund	Acct.# 1018-672-4
USAA Tax Exempt Long-Term Fund	Acct.# 6938-492-3
USAA Tax Exempt Intermediate-Term Fund	Acct.# 6938-496-4
USAA Tax Exempt Short-Term Fund	Acct.# 6938-500-3
USAA Tax Exempt Money Market Fund	Acct.# 6938-514-4
USAA California Bond Fund	Acct.# 6938-489-9
USAA New York Bond Fund	Acct.# 6938-503-7
USAA Virginia Bond Fund	Acct.# 6938-512-8
USAA Target Retirement Income Fund	Acct.# 0044-953-8
USAA Target Retirement 2020 Fund	Acct.# 0044-954-6
USAA Target Retirement 2030 Fund	Acct.# 0044-955-3
USAA Target Retirement 2040 Fund	Acct.# 0044-956-1
USAA Target Retirement 2050 Fund	Acct.# 0044-957-9
USAA Target Retirement 2060 Fund	Acct.# 1026-185-7

USAA Global Managed Volatility Fund Acct.# 0044-958-7

USAA Managed Allocation Fund Acct.# 0057-239-6

USAA Ultra Short-Term Bond Fund Acct.# 1006-303-0

USAA Target Managed Allocation Acct.# 1065-038-0

USAA Extended Market Index Fund Acct.# 1046-020-2

USAA Global Equity Income Acct.# 1064-838-4

Northern Trust Company, Chicago, Illinois

ABA #071000152

USAA S&P 500 Index Fund Acct.# 800138-20

USAA ETF TRUST

State Street Bank and Trust Company, Boston, Massachusetts

ABA #011000028

USAA MSCI USA Value Momentum Blend Index ETF Acct.# 1087-761-1

USAA MSCI USA Small Cap Value Momentum Blend Index ETF Acct.# 1087-766-0

USAA MSCI International Value Momentum Blend Index ETF Acct.# 1087-765-2

USAA MSCI Emerging Markets Value Momentum Blend Index ETF Acct.# 1087-764-5

USAA Core Short-Term Bond ETF Acct.# 1087-763-7

USAA Core Intermediate-Term Bond ETF Acct.# 1087-762-9

Exhibit B

EXHIBIT C TO FACILITY AGREEMENT LETTER

ADDRESS FOR USAA CAPITAL CORPORATION

USAA Capital Corporation
9800 Fredericksburg Road
San Antonio, Texas 78288

Attention:	Brett Seybold
Telephone:	(210) 456-2220
Fax:	1-877-495-6330
E-mail:	brett.seybold@usaa.com

Exhibit C

EXHIBIT D TO FACILITY AGREEMENT LETTER

OFFICER'S CERTIFICATE

Jon K. Hadfield hereby certifies that he is the duly appointed Secretary of each of USAA Mutual Funds Trust and USAA ETF Trust (the "**Borrowers**"), and that he is authorized to execute this Certificate on behalf of the Borrowers. The undersigned hereby further certifies to the following:

Any one of the Executive Vice President – Chief Financial Officer of United Services Automobile Association ("**USAA**"), the Senior Vice President – Corporate Controller of USAA, or the Senior Vice President – Corporate Treasurer of USAA, together with either the Treasurer or Assistant Treasurer of the Borrowers, are duly authorized to act on behalf of the Funds, by transmitting electronic mail instructions and other communications with regard to borrowings and payments pursuant to the Facility Agreement dated September 30, 2018, with USAA Capital Corporation. The signature set opposite the name of each individual below is that individual's genuine signature.

NAME	OFFICER	SIGNATURE
Laura Bishop	Executive Vice President – Chief Financial Officer of USAA	[signature]
Martha Leiper	Senior Vice President – Corporate Controller of USAA	[signature]
Brett Seybold	Senior Vice President – Corporate Treasurer of USAA	[signature]
James De Vries	Treasurer of each Borrower	[signature]

IN WITNESS WHEREOF, I have executed the Certificate as of this 30th day of September, 2018.

[signature]
Jon K. Hadfield
Secretary

I, Daniel S. McNamara, officer of each Borrower, hereby certify that Jon K. Hadfield is, and has been at all times since a date prior to the date of this Certificate, the duly appointed, qualified, and acting Secretary of each Borrower and that his signature set forth above is his true and correct signature.

Date: September 30, 2018

[signature]
Daniel S. McNamara, Officer

Exhibit D

SECRETARY'S CERTIFICATE

USAA MUTUAL FUNDS TRUST

I, Jon K. Hadfield being the Secretary of each of USAA Mutual Funds Trust and USAA ETF Trust (the "Borrowers") hereby certify to, and for the benefit of, USAA Capital Corporation that the following are true and correct:

1. Resolution. The attached resolution was approved by the Board of Trustees of each Borrower and such resolution is now in full force and effect.

2. Organization. Each Borrower is duly organized and existing.

3. Power. The Board of Trustees of each Borrower, which took the action called for by the resolution attached hereto, has the power to take such action.

IN WITNESS WHEREOF, I have executed this Certificate as of this 30th day of September, 2018.

Jon K. Hadfield, Secretary

I, Daniel S. McNamara, Officer of each Borrower, hereby certify that Jon K. Hadfield is, and has been at all times since a date prior to the date of this Certificate, the duly appointed, qualified, and acting Secretary of each Borrower and that his signature set forth above is his true and correct signature.

Date: September 30, 2018

Daniel S. McNamara, Officer

9800 Fredericksburg Road
San Antonio, Texas 78288

September 30, 2018

USAA Capital Corporation
9800 Fredericksburg Rd.
San Antonio, Texas 78288

Ladies and Gentlemen:

I have acted as counsel to USAA Asset Management Company, Manager and Investment Adviser of USAA Mutual Funds Trust and USAA ETF Trust (the "Borrowers"), in connection with (i) the $500,000,000 committed Master Revolving Credit Facility Agreement dated September 30, 2018 (the "Credit Agreement") among the Borrowers, for the benefit of the Borrowers' series of funds (the "Funds"), and USAA Capital Corporation ("CapCo") and (ii) the Note (as such term is defined in the Facility Letter Agreement) dated September 30, 2018 made by the Borrowers in favor of CapCo (the "Note"). I am the Secretary of USAA Asset Management Company, an indirect wholly-owned subsidiary of United Services Automobile Association ("USAA"). All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I have examined such records, certificates and documents, and such questions of fact and law as I have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

Based upon and subject to the foregoing, but subject to the assumptions and qualifications set forth herein I am of the opinion that:

1. Each Borrower is a trust duly organized, validly existing, and in good standing under applicable state laws and has all requisite trust power and authority to carry on its respective businesses as now conducted and proposed to be conducted, to enter into the Credit Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby, to issue and borrow under the Note and to carry out the terms thereof.

2. The execution, delivery and performance of the Credit Agreement and the Note, and borrowings hereunder, have been duly authorized by all necessary trust action of each Borrower and will not result in any violation of or be in conflict with or constitute a default under any term of the applicable Funds, or of any Borrowing Limit or prospectus or statement of additional information of a Borrower or its applicable Funds, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to a Borrower, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of a Borrower or its applicable Funds pursuant to any such term. No Borrower or its applicable Funds are in violation of any term of its respective charter, by-laws or trust agreement, and no Borrower or its applicable Funds are in violation of any material term of any agreement or instrument to which they are a party, or to the best of my knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to them.

3. Each Borrower and its applicable Funds are in compliance in all material respects with all federal and state securities or similar laws and regulations, including all material rules, regulations and administrative orders of the Securities and Exchange Commission (the "SEC") and applicable Blue Sky authorities. Each Borrower and its applicable Funds are in compliance in all material respects with all of the provisions of the Investment

Company Act of 1940, and each Borrower has filed all reports with the SEC that are required of it or its applicable Funds.

4. There is no action, suit or proceeding pending or, to the best of my knowledge, threatened against a Borrower or its applicable Funds in any court or before any arbitrator or governmental body which seeks to restrain any of the transactions contemplated by the Credit Agreement or which, if adversely determined, could have a material adverse effect on the assets or business operations of a Borrower or its applicable Funds or the ability of a Borrower and its applicable Funds to pay and perform their obligations under the Credit Agreement and under the Note.

5. The Credit Agreement and the Note have been duly executed and delivered by each Borrower, for the benefit of its applicable Funds, and constitute the valid and binding obligations of the Borrower, for the benefit of its applicable Funds, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, moratorium or other applicable debtor relief laws and by general principles of equity.

6. The assets of the Fund for whose benefit Loans are borrowed by a Borrower are subject to and liable for such Loans and are available to the applicable Borrower for the repayment of such Loans.

In rendering the opinion expressed above, I have further assumed: (i) that the terms of the Credit Agreement will be strictly complied with by CapCo; (ii) that there is not, nor shall there be, any form of compensation or charge, whether direct or indirect, by CapCo in connection with any of the Loans, except as expressly set forth in the Credit Agreement; (iii) that there are not, nor will there be, any compensating balances, frozen funds, deposits or other funds of a Borrower or its applicable Funds which are pledged or hypothecated as security or which are given as any other form of compensation, whether direct or indirect, for the account or benefit of CapCo in connection with Loans other than as provided in the Credit Agreement; (iv) that any fees which have been paid or may be paid to CapCo or to any other party in connection with the Loans are for services actually rendered and that such fees will not exceed just and reasonable compensation for such services rendered; and (v) that the utilization fees, and any other fees to be paid to CapCo in connection with the Loans shall be treated as interest by CapCo for purposes of assuring that the interest charged by CapCo on the Loans does not exceed the Maximum Lawful Rate.

In giving the foregoing opinions, I express no opinion other than as to the federal laws of the United States of America, and the laws of the state of Texas.

I am furnishing this letter to you in my capacity as counsel to USAA Asset Management Company, Manager and Investment Adviser of the Borrowers, and this letter is solely for the benefit of CapCo. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

Jon K. Hadfield
Secretary
USAA Asset Management Company